Exhibit 10.5

Consulting Services Agreement

THIS NON-EXCLUSIVE AGREEMENT ("Agreement") is made on January 1, 2006, (the "Execution Date").

BETWEEN:

Sino Fibre Communications, Inc. ("Sino Fibre"), a Nevada corporation with its principal office located at The Chrysler Building, 405 Lexington Avenue, 26th Floor, New York, NY 10174 U.S.A (hereafter referred to as "Sino Fibre");

and

Mayfair Capital Partners Limited, ("MCP"), a British Virgin Islands
corporation with its principle office located at Fairmont Residence, Flat 3105,
Sheikh Zayed Road, Dubai, United Arab Emirates (hereafter referred to as "MCP").

The parties hereby agree as follows:
  Scope of Work.   MCP shall provide a Senior Executive (consultant) to perform the services set forth in Schedule A of this Agreement. Any additions to or modifications of Schedule A shall be in writing and shall be signed by both parties. The performance of services and compensation necessary for the completion of such additions or modifications shall be governed by this agreement unless otherwise described in the written agreement of the parties.

  Payments. Payment for the services rendered as per Schedule A shall be made as specified in Schedule B.

  Confidentiality. MCP acknowledges that Confidential Information (as defined in Item 5 of this letter) is of great value to SINO FIBRE Accordingly, MCP agrees not to divulge to anyone, either during or after the term of this Mandate, any Confidential Information obtained by MCP and which is owned by SINO FIBRE during the term of this Mandate. Upon the expiration or termination of this Mandate, MCP agrees to deliver to Asia Payment Systems all documents, papers, drawings, tabulations, reports and similar documentation which are furnished by SINO FIBRE to MCP or which were prepared by MCP in performance of the Services for the SINO FIBRE. Upon the expiration or termination of this Agreement, MCP agrees to make no further use or utilization of any Confidential Information. The provisions of this Section 6 shall survive the termination of this Mandate for a period of two years.

  Non-Disclosure Agreement. Both parties remain bound by the terms of their mutual Non-Disclosure Agreement dated January 17, 2006, for the greater of: i) the term of their mutual Non-Disclosure Agreement or ii) the term of this Mandate.

  Definitions. As used in this Agreement:

  "Confidential Information" means information of SINO FIBRE or any person or business entity directly or indirectly controlled by or controlling SINO FIBRE, or in which any of the aMCPsaid have at least a 50% interest, which information is or has been disclosed to MCP or known to MCP as a consequence of or through the performance of Services for SINO FIBRE, whether or not related to his duties for SINO FIBRE, including, but not limited to, information relating to Inventions, original works of authorship, disclosures, processes, systems, methods, formulas, trade secrets, procedures, concepts, algorithms, software, compositions, techniques, drawings, specifications, models, data, source code, object code, documentation, diagrams, flow charts, research procedures, copyrights, copyright applications, trademarks, trademark applications, devices, machinery, materials, cost of production, contract forms, prices, pricing policies, volume of sales, promotional methods, identity or information about customers or suppliers, marketing techniques or other information of a similar nature. Information shall be considered to be Confidential Information if not known by the trade generally, even though such information has been disclosed to one or more third parties pursuant to distribution agreements, joint research agreements, or other agreements entered into by SINO FIBRE.

  Termination. Either party may terminate this agreement with or without cause on ten (10) business days written notice. In the event of any termination of this Agreement, SINO FIBRE shall make payments to MCP for all Services performed in accordance with the terms and conditions of this Mandate up to the date of termination, and MCP shall immediately return to SINO FIBRE, without limitation, all documents, drawings and any other items of whatever nature supplied to MCP by SINO FIBRE or owned by SINO FIBRE pursuant to this Agreement.

  Independent Contractor/Taxes. MCP is not an agent or employee of SINO FIBRE and is not authorized to act on behalf of SINO FIBRE. Except as required by a final determination by the relevant taxing authority and upon due notice to the other party, MCP and SINO FIBRE each agrees that it will treat MCP as an independent contractor for tax purposes and file all tax and information returns and pay all applicable taxes on that basis.

  Assignment. Neither party shall assign this Agreement or any interest herein, nor delegate any obligation hereunder without the prior written consent of the other party.

  Governing Law. This Agreement, together with its Schedules, shall be governed by the laws of the State of Nevada in the United States Of America.

  Limitation Of Liability. In no event shall either party be liable for indirect, consequential, incidental, special or punitive damages, or for loss of use, lost profits or loss of goodwill, whether arising under theories of contact, tort (including negligence)

or otherwise. Each party's total liability hereunder, shall not in the aggregate exceed any sums due or paid hereunder
  Headings. The headings in this letter are intended principally for convenience and shall not, by themselves, determine the rights and obligations of the parties to this Mandate.

  Notices. All notices, requests, demands, and other communications required by, or made in connection with, this Mandate or the transactions contemplated by this Mandate, shall be in writing and shall be deemed to have been duly given on the date of delivery, if delivered in person, or three days after mailing if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

  If to SINO FIBRE:   The address listed in this agreement or by fax to:

  (852) 3101 7530

  If to MCP:     The address listed in this agreement or by fax to:

  +971 4 329 1186

  Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 12.

  Severability. If any provision of this Mandate is held to be unenforceable for any reason, such provision shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent possible. In any event, all other provisions of this Mandate shall be deemed valid and enforceable to the full extent possible.

  Waiver. The waiver of any term or condition contained in this Mandate by any party to this Mandate shall not be construed as a waiver of a subsequent breach or failure of the same term or condition or a waiver of any other term or condition contained in this Agreement.

  Entire Agreement. This letter contains all of the terms and conditions agreed upon by the parties relating to the Mandate and supersedes any and all prior and contemporaneous agreements, negotiations, correspondence, understandings and communications of the parties, whether oral or written, respecting the subject matter hereof except for the Non-Disclosure Agreement signed by SINO FIBRE and MCP on January 17, 2006.

Accepted by SINO FIBRE:

By: MATT MECKE	[Signature]

Name:	Matt Mecke

Title:	CEO

Accepted by MCP:

By: ERIC T. FORE	[Signature]

Name: Eric T. Fore
Title: Managing Partner

Schedule A

Term of Mandate and Scope of Services

The term of this Agreement shall commence on the Effective Date hereof and shall continue for a period of 3 months. Thereafter, this Agreement can be renewed with the mutual consent of the parties.

MCP and its Senior Consultant ("The Consultant") agree to perform the following services on behalf of SINO FIBRE:

Chief Financial Officer:

MCP and its Consultant agree to undertake management or supervision of projects in support of Sino Fibre Communications' ongoing business and/or any other work or projects as directed to the Consultant by the CEO of Sino Fibre.

MCP and its Consultant agree that he will undertake to complete in a timely manner all business related requests as directed by the Executive Management and/or individual members of the Board of Directors of Sino Fibre.

For the avoidance of doubt, MCP and its Consultant will report directly to the CEO of Sino Fibre but will be under obligation to perform business related duties for the CEO and/or members of the Board of Directors of Sino Fibre.

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SCHEDULE B

Fees

Upon execution of this agreement MCP will be paid by SWIFT or bank wire transfer an initial consulting fee of US$3,333.00. Every 30 calendar days following execution, and for the term of this agreement, MCP will be paid a US$3,333.00 consulting fee for its services.

MCP will also be reimbursed monthly for all actual expenses (as evidenced by original receipt) incurred by MCP during the course of its services under this agreement.

During the Term of this agreement and for services rendered, Sino Fibre will issue 50,000 stock options to MCP with an exercise price of US$[?]*.

Such options will have a vesting schedule of:

Recipient of Options	Underlying No. of	Exercise Price	Anticipated Vesting
	Shares		Date*
MCP	50,000	US$ [?]*	March 31, 2006

*The exercise price of MCP's stock options will be set by the opening price of SINO FIBRE's publicly traded common stock on the first day of trading and shall vest on the first day of trading.

Initial:	Initial:

MRM	ETFM
Matt R. Mecke	Eric T. Fore
For and on behalf of SINO FIBRE	For and on behalf of MCP